Agreement and Plan of Merger and Reorganization

By and Among:

Blue Star Foods Corp.

(formerly A.G. Acquisition Group II, Inc.), a Delaware Corporation

Blue Star Acquisition, Inc., a Florida Corporation

John Keeler & Co., Inc. d/b/a Blue Star Foods, a Florida Corporation

and

John R. Keeler

(for the limited purposes as set forth herein)

Dated as of November 8, 2018

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EXHIBITS AND SCHEDULES

Disclosure Schedules

Exhibit A-1	Form of Parent Lock-Up Agreement

Exhibit A-2	Form of Company Lock-Up Agreement

Exhibit B	2018 Equity Incentive Award Plan

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AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of November 8, 2018 (the “Effective Date”), by and among Blue Star Foods Corp. (formerly A.G. Acquisition Group II, Inc.), a Delaware corporation (the “Parent”), Blue Star Acquisition, Inc., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), John Keeler & Co., Inc. d/b/a Blue Star Foods, a Florida corporation (the “Company”), and John R. Keeler, the sole stockholder of the Company (the “Company Stockholder”), for the limited purposes as set forth herein. The Parent, Merger Sub, the Company and the Company Stockholder may be collectively referred to herein as the “Parties” and individually as a “Party.”)

RECITALS

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company deem it advisable and in the best interests of each corporation and its respective stockholders, that Parent and the Company combine in order to advance the long-term business strategies of Parent and the Company;

WHEREAS, the sole director on the Board of Directors of the Company has determined that the merger of Merger Sub with and into the Company with the Company being the surviving entity therein (the “Merger”) and this Agreement are fair to, and in the best interests of, the Company and the Company Stockholder;

WHEREAS, the Board of Directors of Parent has unanimously determined that the Merger and this Agreement are fair to, and in the best interests of, Parent and the holders of the Parent Common Stock;

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have approved this Agreement and the Merger on the terms and conditions contained in this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by unanimous written consent in accordance with the requirements of the FBCA (as defined below) and the Articles of Incorporation and Bylaws of Merger Sub; and

WHEREAS, the Company Shareholder, as the sole stockholder of the Company, has approved this Agreement, the Merger and the transactions contemplated by this Agreement pursuant to action taken by written consent in accordance with the requirements of the FBCA (as defined below) and the Articles of Incorporation and Bylaws of Company; and

WHEREAS, for federal income tax purposes, it is intended by the parties hereto that the Merger shall qualify as a “reorganization” within the meaning of the Code (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Definitions

Section 1.01 Definitions. The following terms, as used herein, have the following meanings:

(a) “2018 Equity Incentive Award Plan” has the meaning set forth in Section 2.12(e)

(b) “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(c) “ACV” has the meaning set forth in Section 2.12(e).

(d) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(e) “Agreement” has the meaning set forth in the preamble.

(f) “Articles of Merger” has the meaning set forth in Section 2.02.

(g) “Assumed Parent Common Stock Value” is $2.00 per share.

(h) “Balance Sheet Date” has the meaning set forth in Section 3.05.

(i) “Balance Sheet” has the meaning set forth in Section 3.05.

(j) “Benefit Plan” has the meaning set forth in Section 3.17(a).

(k) “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

(l) “Cap” has the meaning set forth in Section 8.06(c).

(m) “Closing Capitalization Table” means the closing capitalization table as provided by Parent to the Company via email as of the date hereof.

(n) “Closing Date” has the meaning set forth in Section 2.02.

(o) “Closing” has the meaning set forth in Section 2.02.

(p) “Code” means the Internal Revenue Code of 1986, as amended.

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(q) “Company” has the meaning set forth in the recitals.

(r) “Company Board” means the Board of Directors of the Company.

(s) “Company Capitalization Table” has the meaning set forth in Section 2.04(a).

(t) “Company Common Stock” has the meaning set forth in Section 3.02.

(u) “Company Intellectual Property” has the meaning set forth in Section 3.11(a).

(v) “Company Options” means the issued and outstanding non-qualified stock options to purchase 104 shares of Company Common Stock at an exercise price of $10,000 per share.

(w) “Company Party Default” has the meaning set forth in Section 7.02(a).

(x) “Company Lock-Up Agreement” has the meaning set forth in Section 2.12(a)(iii).

(y) “Company Settlement Transaction” has the meaning set forth in Section 2.10(i).

(z) “Company Settlement Parties” has the meaning set forth in Section 2.10(i).

(aa) “Company Shareholder” has the meaning set forth in the recitals.

(bb) “Company Shareholder’s Basket Exclusions” has the meaning set forth in Section 8.06(b).

(cc) “Company Surviving Representations” has the meaning set forth in Section 8.01(a).

(dd) “Contemplated Transactions” means the transactions contemplated by this Agreement, together with the transactions contemplated by any of the other Transaction Documents.

(ee) “Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

(ff) “Derivatives” means any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company Shareholder or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company.

(gg) “DGCL” means the Delaware General Corporation Law, as the same may be amended from time to time.

(hh) “Direct Claim” has the meaning set forth in Section 8.04(c).

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(ii) “Disclosure Schedules” means the Disclosure Schedules delivered concurrently with the execution and delivery of this Agreement.

(jj) “Dispute” has the meaning set forth in Section 9.10(a).

(kk) “Dollars” or “$” means the lawful currency of the United States.

(ll) “DTC” has the meaning set forth in Section 4.03(d).

(mm) “Effective Date” has the meaning set forth in the recitals.

(nn) “Effective Time” has the meaning set forth in Section 2.02.

(oo) “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership in the amount of $25,000 or more.

(pp) “Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

(qq) “Equity Security” means, in respect of any Person, (a) any capital stock or similar security, (b) any security convertible into or exchangeable for any security described in clause (a), (c) any option, warrant, or other right to purchase or otherwise acquire any security described in clauses (a), (b), or (c), and, (d) any “equity security” within the meaning of the Exchange Act.

(rr) “ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(ss) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(tt) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(uu) “FBCA” means the Florida Business Corporation Act.

(vv) “Financial Statements” has the meaning set forth in Section 3.05.

(ww) “GAAP” means United States generally accepted accounting principles as in effect from time to time.

(xx) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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(yy) “Governmental Authorization” means any (a) consent, license, registration, or permit issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.

(zz) “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(aaa) “Indebtedness” means without duplication (whether or not contingent and including, without limitation, any and all principal, accrued and unpaid interest, prepayment premiums or penalties, related expenses, commitment and other fees which would be payable in connection therewith), (a) all indebtedness for borrowed money or in respect of loans or advances, (b) all obligations for deferred purchase price of property or services, (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business), (d) all obligations, contingent or otherwise, as an account party under acceptance, letter of credit, bankers’ acceptances, performance bonds, sureties or similar obligations that have been drawn down, in each case, to the extent of such draw, (e) all obligations as lessee under any arrangement required to be recorded as a capital lease in accordance with GAAP, (f) all Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (g) any Liabilities pursuant to any off balance sheet financing; (h) all guarantees with respect to any indebtedness or obligation of any other Person of a type described in clauses (a)-(g) above, (i) all indebtedness and obligations of any other Person of a type described in clauses (a)-(h) above resulting in any Lien or other claim against the Company Common Stock or the assets the Company.

(bbb) “Indemnified Party” has the meaning set forth in Section 8.03(e).

(ccc) “Indemnifying Party” has the meaning set forth in Section 8.03(e).

(ddd) “Insurance Policies” has the meaning set forth in Section 3.14.

(eee) “Intellectual Property Registrations” has the meaning set forth in Section 3.11(b).

(fff) “Intellectual Property” has the meaning set forth in Section 3.11(a).

(ggg) “Interim Balance Sheet Date” has the meaning set forth in Section 3.05.

(hhh) “Interim Balance Sheet” has the meaning set forth in Section 3.05.

(iii) “Knowledge of the Company” means the actual knowledge, after due inquiry, of the Company Shareholder.

(jjj) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(kkk) “Lease” or “Leases” has the meaning set forth in Section 3.09(b).

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(lll) “Leone” has the meaning set forth in Section 2.12(d).

(mmm) “Liability” or “Liabilities” has the meaning set forth in Section 3.06.

(nnn) “Licensed Intellectual Property” has the meaning set forth in Section 3.11(a).

(ooo) “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(ppp) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company Shareholder to consummate the Contemplated Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States economy or securities or financial markets in general; (ii) changes, conditions or effects that generally affect the industries in which the Company operates; (iii) any change, effect or circumstance resulting from an action required or permitted by this Agreement; or (iv) conditions caused by acts of terrorism or war (whether or not declared); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

(qqq) “Material Contracts” has the meaning set forth in Section 3.08(a).

(rrr) “Material Customers” has the meaning set forth in Section 3.13(a).

(sss) “Material Suppliers” has the meaning set forth in Section 3.13(b).

(ttt) “Merger Consideration” has the meaning set forth in Section 2.06.

(uuu) “Merger Sub” has the meaning set forth in the preamble.

(vvv) “Multiemployer Plan” has the meaning set forth in Section 3.17(c).

(www) “Notice of Dispute” has the meaning set forth in Section 9.10(b).

(xxx) “Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person, is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

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(yyy) “Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the certificate of formation and limited liability company agreement, operating agreement, or like agreement of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or agreement or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to or restatement of any of the foregoing.

(zzz) “Parent” has the meaning set forth in the preamble.

(aaaa) “Parent Board” means the Board of Directors of Parent.

(bbbb) “Parent Capitalization Table” has the meaning set forth in Section 4.03(a).

(cccc) “Parent Common Stock” has the meaning set forth in Section 4.03.

(dddd) “Parent Default” has the meaning set forth in Section 7.01.

(eeee) “Parent Indemnification Liabilities” has the meaning set forth in Section 8.06(d).

(ffff) “Parent Indemnitees” has the meaning set forth in Section 8.02.

(gggg) “Parent Lock-Up Agreement” has the meaning set forth in Section 2.12(c)(iii).

(hhhh) “Parent Preferred Stock” has the meaning set forth in Section 4.03(a).

(iiii) “Parent Series A Preferred Stock Original Issue Price” means $1,000 per share.

(jjjj) “Parent Series A Preferred Stock” means the Parent’s Series A convertible preferred stock, par value $0.0001 per share, initially convertible into shares of Parent Common Stock at a conversion rate of 500-for-1 (a total of 500 shares of Parent Common Stock per share of Parent Series A Preferred Stock).

(kkkk) “Parent Warrant” means a warrant to purchase one-half (½) of one share of Parent Common Stock for every share of Parent Common Stock that would be received upon conversion of a share of Parent Series A Preferred Stock (a total of 250 Parent Warrants per Parent Unit), exercisable for a period of three (3) years from the date of issuance, at an exercise price equal of $2.40 per each whole share.

(llll) “Parent’s Basket Exclusions” has the meaning set forth in Section 8.06(a).

(mmmm) “Parent’s Surviving Representations” has the meaning set forth in Section 8.01(a).

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(nnnn) “Parent Unit” means a unit of Parent’s securities consisting of (a) one share of Parent Series A Preferred Stock, and (b) a Parent Warrant.

(oooo) “Parties” has the meaning set forth in the recitals.

(pppp) “Party” has the meaning set forth in the recitals.

(qqqq) “Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

(rrrr) “Permitted Encumbrances” has the meaning set forth in Section 3.09(a).

(ssss) “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(tttt) “Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

(uuuu) “Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

(vvvv) “Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

(wwww) “Preferred Offering” means the Parent’s offer for sale, and sale, to “accredited investors,” in one or more closings, of a minimum of $700,000 and a maximum of $3,200,000 of Parent Units, at a purchase price of $1,000 per Parent Unit, in an offering intended to be exempt from registration under the Securities Act, pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D promulgated thereunder.

(xxxx) “Qualified Benefit Plan” has the meaning set forth in Section 3.17(c).

(yyyy) “Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

(zzzz) “Registration Statement” has the meaning set forth in Section 5.06(a).

(aaaaa) “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

(bbbbb) “Requirements of Law” means, as to any Person, any law, treaty, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property or to which such Person or any of its property is subject, or pertaining to any or all of the Contemplated Transactions or referred to herein.

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(ccccc) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ddddd) “Settlement Parties” has the meaning set forth in Section 2.10(i).

(eeeee) “Software” means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any and all data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

(fffff) “Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

(ggggg) “Surviving Corporation” has the meaning set forth in Section 2.01.

(hhhhh) “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(iiiii) “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(jjjjj) “Third Party Claim” has the meaning set forth in Section 8.04(a).

(kkkkk) “Transaction Documents” means this Agreement, the Company Lock-Up Agreements the Parent Lock-Up Agreements and any other document, certificate or agreement to be delivered hereunder.

(lllll) “Union” has the meaning set forth in Section 3.18(b).

Section 1.02 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

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(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02(g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II
Merger and Closing

Section 2.01 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the FBCA, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger.

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Section 2.02 Closing. The consummation of the Contemplated Transactions (the “Closing”) shall take place on the third Business Day following the satisfaction or waiver (by the Party for whose benefit the condition exists) of the conditions to closing as set forth in Article VI or on such other date and at such other time and place as the Parties shall agree in writing (the “Closing Date”), by electronic delivery, overnight delivery, and wire transfers. At the Closing the Parties shall cause the Merger to be consummated by filing of Articles of Merger (the “Articles of Merger”) with the Secretary of State of Florida and by making all other filings or recordings required under the FBCA in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the FBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Florida, or at such other time as the parties hereto agree shall be specified in the Articles of Merger (the date and time the Merger becomes effective, the “Effective Time”). At the Closing, the Company shall deliver to Parent and Parent shall deliver to the Company or the Company Shareholder, as applicable, such documents as contemplated by Section 2.12(a), Section 2.12(b) and Section 2.12(c), respectively.

Section 2.03 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a) All the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation;

(b) The Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law; and

(c) The Bylaws of the Company shall be the Bylaws of the Surviving Company, until duly amended or repealed in accordance with the provisions thereof and of applicable Law.

Section 2.04 Conversion of Company Common Stock; Company Options; etc. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) The shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive the Merger Consideration, described in Section 2.06;

(b) At the Effective Time, all shares of the Company Common Stock converted pursuant to Section 2.04(a) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and the Company Shareholder shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms herein; and

(c) The Company Options issued and outstanding immediately prior to the Effective Time shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive stock options to purchase shares of the Parent, described in Section 2.11.

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Section 2.05 Merger Sub Stock. At the Effective Time, all outstanding shares of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, collectively, one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.06 Merger Consideration. The Merger Consideration shall be comprised of a total of 15,000,000 shares of Parent Common Stock (the “Merger Consideration”), which Merger Consideration (i) shall have an aggregate fair market value of $30,000,000 as of the Closing Date (based on a value per share of Parent Common Stock equal to the Assumed Parent Common Stock Value), and (ii) may be represented by one or more certificates or may be uncertificated, at the election of the Company Shareholder; provided, however, that any issuance of Merger Consideration to be made hereunder shall be made only in whole shares of Parent Common Stock, and any fractional shares of Parent Common Stock otherwise payable shall be rounded up to the nearest whole share of shares of Parent Common Stock.

Section 2.07 Exchange Procedures. Upon the Effective Time, the Company Shareholder shall deliver and surrender to Parent the Certificate representing the Company Shareholder’s shares of Company Common Stock, and thereafter the Company Shareholder shall be entitled to receive the Merger Consideration in exchange therefor.

Section 2.08 No Further Ownership Rights in the Company Common Stock. All shares of Parent Common Stock issued upon conversion of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time.

Section 2.09 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Company Shareholder such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder in respect of which such deduction and withholding was made by the Surviving Corporation.

Section 2.10 Stock Transfer Books. On the Closing Date, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the Company Shareholder shall cease to have any rights with respect to such shares of Company Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby.

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Section 2.11 Company Options. As of the Effective Time, all of the Company Options shall be deemed to be cancelled, but shall entitle the holder of record to exchange such Company Options for new stock options to purchase 3,120,000 non-qualified stock options of the Parent, at an exercise price of $0.333 per share, to be issued under the Company’s newly adopted 2018 Equity Incentive Award Plan, in substitution for the Company Options.

Section 2.12 Closing Actions and Deliverables. At the Closing, and contingent thereon, the Parties shall deliver, and shall undertake such actions as to accomplish, the following:

(a) The Company shall deliver to Parent:

(i) The Articles of Merger, duly executed by an authorized officer of the Company;

(ii) a certificate, dated as of the Closing Date, signed by an officer of the Company, in form and substance reasonably acceptable to Parent:

(A)	certifying that each of the conditions set forth in Section 6.01(a) and Section 6.01(b) has been satisfied;

(B)	attaching and certifying copies of the resolutions or written consents of the sole director of the Company Board and the Company Shareholder, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents;

(C)	certifying the name, title and true signature of each officer of the Company executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby;

(D)	attaching a true, correct and complete copy of the Articles of Incorporation of the Company certified by the Secretary of State of the State of Florida,

(E)	attaching and certifying By-laws of the Company; and

(F)	attaching a certificate of good standing and legal existence of the Company issued by the Secretary of State of the State of Florida;

(iii) A lock-up agreement, substantially in the form attached hereto as Exhibit A-2 (the “Company Lock-Up Agreement”) duly executed by the Company Shareholder;

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(iv) all approvals, consents and waivers that are listed on Section 3.04 of the Disclosure Schedules;

(v) such other documents as Parent may reasonably request for the purpose of evidencing the accuracy of any of the Company’s or the Company Shareholder’s representations and warranties; evidencing the performance by the Company or the Company Shareholder, or the compliance by Company or the Company Shareholder, in each case as applicable, with any covenant or obligation required to be performed or complied with by the Company or the Company Shareholder; or otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

(b) Parent shall deliver to the Company Shareholder:

(i) the Merger Consideration pursuant to Section 2.06(a).

(c) Parent shall deliver to the Company:

(i) The Articles of Merger, duly executed by an authorized officer of the Merger Sub and Parent;

(ii) a certificate, dated the Closing Date, signed by a duly authorized officer of Parent, in form and substance reasonably acceptable to the Company:

(A)	certifying that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied;

(B)	attaching and certifying copies of the resolutions or written consents of the Parent Board, the Merger Sub Board and Parent as the sole stockholder of Merger Sub, in each case authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents;

(C)	certifying the name, title and true signature of each officer of Parent and Merger Sub executing or authorized to execute this Agreement, the Transaction Documents, and such other documents, instruments and certifications required or contemplated hereby or thereby;

(D)	attaching a true, correct and complete copy of the Certificate of Incorporation of Parent certified by the Secretary of State of the State of Delaware

(E)	attaching and certifying the By-laws of Parent;

(F)	attaching a certificate of good standing and legal existence issued by the Secretary of State of the State of Delaware for Parent; and

(G)	attaching a certificate of good standing and legal existence issued by the Secretary of State of the State of Florida for Merger Sub;

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(iii) A lock-up agreement, substantially in the form attached hereto as Exhibit A-1 (the “Parent Lock-Up Agreement”) duly executed by each shareholder of Parent as of immediately prior to the Closing;

(iv) Duly countersigned copies of the Company Lock-Up Agreements delivered by the Company pursuant to Section 2.12(a)(iii); and

(d) Leone Group, LLC (“Leone”) shall surrender to the Parent a number of shares of Parent Common Stock currently held by Leone, such that Leone or its designees together with any entities to which it has transferred shares of Parent Common Stock prior to the Closing shall, as of the Closing, retain shares of Parent Common Stock with a total value of $750,000 based on the Assumed Parent Common Stock Value, which the Parties acknowledge and agree is expected to be 375,000 shares of Parent Common Stock to be retained by Leone or such designees or transferees, and such surrendered shares shall be acquired, retired, and cancelled by Parent.

(e) American Capital Ventures, Inc. (“ACV”) shall surrender to Parent a number of shares of Parent Common Stock currently held by ACV, such that ACV or its designees shall, as of the Closing, retain shares of Parent Common Stock with a total value of $750,000 based on the Assumed Parent Common Stock Value, which the Parties acknowledge and agree is expected to be 375,000 shares of Parent Common Stock to be retained by ACV or its designees, and such redeemed shares shall be acquired, retired, and cancelled by Parent.

(f) The current members of the Parent Board shall elect John R. Keeler, Carlos Faria and Christopher Constable to the Parent Board, with John R. Keeler being appointed as Chairman of the Parent Board, and shall resign when such election is complete, leaving those three named individuals as the sole directors of Parent.

(g) The officers of Parent as of immediately before the Closing shall resign, and the Parent Board, as newly-constituted under Section 2.12(f), shall elect (i) John R. Keeler as Executive Chairman of the Parent, (ii) Carlos Faria as Chief Executive Officer and President of the Parent, and (iii) Christopher Constable as Chief Financial Officer, Secretary and Treasurer of the Parent.

(h) The Parent shall consummate an initial closing of the Preferred Offering and the funds from the Preferred Offering shall be released to the Parent.

(i) The Parent shall issue an aggregate of 688 Parent Units to certain individuals and entities (the “Settlement Parties”), in full and complete settlement and satisfaction of any and all potential claims such Settlement Parties may have against the Company and/or certain of the Company’s related parties (collectively, the “Company Settlement Parties”), and in consideration for a general release provided to the Company Settlement Parties by the Settlement Parties (the “Company Settlement Transaction”).

Section 2.13 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368(a) of the Code, and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying as a tax-free transaction for federal income tax purposes. The Parties hereto will agree to report the Merger as a tax-free reorganization under the provisions of Section 368(a). None of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a).

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Article III
Representations and Warranties of The Company Shareholder and the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company Shareholder and the Company represent and warrant to Parent that the statements contained in this Article III are true and correct.

Section 3.01 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted, except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially impair or materially delay the Company’s ability to consummate the Contemplated Transactions. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except, in each case, where the failure to be so licensed and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially impair or materially delay the Company’s ability to consummate the Contemplated Transactions. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. The Company has delivered to Parent copies of the Organizational Documents of the Company. The Company is not in default or in violation of any of its Organizational Documents. The Company has not conducted business under and has not otherwise used, for any purpose or in any jurisdiction, any legal, fictitious, assumed or trade name other than the names listed in Section 3.01 of the Disclosure Schedules.

Section 3.02 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share (the “Company Common Stock”), of which 500 shares are issued and outstanding. All of the shares of Company Common Stock have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Company Shareholder, free and clear of all Encumbrances. The capitalization of the Company as set forth on the capitalization table of the Company dated the date hereof and delivered by the Company to Parent via email on the date hereof (the “Company Capitalization Table”) is true, complete and correct in all respects.

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(b) All of the shares of Company Common Stock were issued in compliance with applicable Laws. None of the shares of Company Common Stock were issued in violation of any agreement, arrangement or commitment to which the Company Shareholder or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person, and no Person has any pre-emptive rights or similar rights to purchase or receive any Equity Securities in the Company.

(c) Except as set forth in Section 3.02 of the Disclosure Schedules, there are no outstanding or authorized Derivatives. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of Company Common Stock.

Section 3.03 No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person.

Section 3.04 Enforceability and Authority; No Conflicts; Consents.

(a) This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Upon the execution and delivery of the Transaction Documents by the Company and by the Company Shareholder, as applicable, each Transaction Document will constitute the legal, valid, and binding obligation of the Company and/or the Company Shareholder, as applicable, enforceable against the Company and/or the Company Shareholder, as applicable, in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. The Company and the Company Shareholder have the absolute and unrestricted right, power, authority, and capacity to execute and deliver, and to perform its respective obligations under, this Agreement and each Transaction Document to which it is a party.

(b) Except as set forth in Section 3.04(b) of the Disclosure Schedules, neither the execution and delivery of this Agreement or of any of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or violate (A) any Organizational Document of the Company, or (B) any resolution adopted by the Company Board or the Company Shareholder (or Persons exercising similar authority) of the Company;

(ii) to the Knowledge of the Company, contravene, conflict with, or violate, or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions, or to exercise any remedy or obtain any relief under, any Law or Governmental Order to which the Company or the Company Shareholder, or any assets owned or used by the Company, could be subject;

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(iii) contravene, conflict with, violate, result in the loss of any benefit to which the Company is entitled under, or give any Governmental Authority the right to revoke, suspend, cancel, terminate, or modify, any Governmental Authorization held by the Company or that otherwise relates to the business of, or any assets owned or used by, the Company, except to the extent that the forgoing would not cause a Material Adverse Effect on the Company;

(iv) cause Parent or the Company to become subject to, or to become liable for payment of, any Tax, except to the extent that the forgoing would not cause a Material Adverse Effect on the Company;

(v) to the Knowledge of the Company, cause any assets owned or used by the or the Company to be reassessed or revalued by any Governmental Authority;

(vi) breach, or give any Person the right to declare a default or exercise any remedy or to obtain any additional rights under, or to accelerate the maturity or performance of, or payment under, or cancel, terminate, or modify, any Contract to which the Company Shareholder or the Company is a party, except to the extent that the forgoing would not cause a Material Adverse Effect on the Company;

(vii) result in the imposition or creation of any Encumbrance upon, or with respect to, any assets owned or used by the Company; or

(viii) result in, or give any other Person the right or option to cause or declare: (A) a loss of any Intellectual Property, (B) the release, disclosure, or delivery of any Intellectual Property by or to any escrow agent or other Person, or (C) the grant, assignment, or transfer to any other Person of any license, Encumbrance, or other right or interest under, to, or in any Intellectual Property.

(c) Except as set forth in Section 3.04(c) of the Disclosure Schedules, neither the Company Shareholder nor the Company is or shall be required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, or in order to be able to continue the business of the Company following the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.05 Financial Statements. Complete copies of the Company’s financial statements consisting of the balance sheet of the Company as at December 31 in each of the years 2016 and 2017 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended, and financial statements consisting of the balance sheet of the Company as at June 30, 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended (the “Financial Statements”) are included in Section 3.05 of the Disclosure Schedules. The Financial Statements are based on the books and records of the Company, and fairly present the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated, in all material respects. The balance sheet of the Company as at December 31, 2017 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as at June 30, 2018 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.”

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Section 3.06 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, including without limitation any penalties, interest and/or excise tax as may be applicable (individually, a “Liability,” and collectively, the “Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the Ordinary Course of Business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.07 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the Ordinary Course of Business, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other Organizational Documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any material indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business;

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(j) transfer, assignment, sale or other disposition of any material amount of assets shown or reflected in the Balance Sheet or cancellation of any material debts or material entitlements;

(k) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property;

(l) material damage, material destruction or loss (whether or not covered by insurance) to its property, except for ordinary wear and tear;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, modification to or cancellation of any Material Contract to which the Company is a party or by which it is bound;

(o) any capital expenditures in excess of $25,000;

(p) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q) Except as set forth in Section 3.07(q) of the Disclosure Schedules (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, independent contractor or consultant;

(r) Except as set forth in Section 3.07(r) of the Disclosure Schedules adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders, directors, officers and employees;

(t) entry into a material new line of business or abandonment or discontinuance of existing material lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the Ordinary Course of Business;

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(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or

(x) Except as set forth in Section 3.07(r) of the Disclosure Schedules action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period.

Section 3.08 Material Contracts.

(a) Section 3.08(a) of the Disclosure Schedules lists each of the following Contracts of the Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.09(b) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 3.11(d) and Section 3.11(f) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company involving aggregate consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company without penalty or without more than ninety (90) calendar days’ notice, except Contracts of the Company entered into in the Ordinary Course of Business;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, the stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company is a party, and which are not cancellable without penalty or without more than thirty (30) calendar days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company;

(viii) all Contracts with any Governmental Authority to which the Company is a party;

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(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xi) all Contracts between or among the Company on the one hand and the Company Shareholder or any Affiliate of the Company Shareholder (other than the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company is a party; and

(xiii) any other Contract that is material to the Company and not previously disclosed pursuant to this Section 3.08.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. Neither the Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Material Contract. To the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Parent.

Section 3.09 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.09(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Company;

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(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or made available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property (each, “Lease” and collectively, the “Leases”). The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate any Law, covenant, condition, restriction, easement, license, permit or agreement. No improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. To the Knowledge of the Company, there are no Actions pending or threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.10 Condition and Sufficiency of Assets. Except as set forth in Section 3.10 of the Disclosure Schedules, and except for ordinary wear and tear, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the conduct of the Company’s business as conducted as of the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company as conducted as of the Closing.

Section 3.11 Intellectual Property.

(a) “Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world, including such property that is owned by the Company (the “Company Intellectual Property”) and that in which the Company holds exclusive or non-exclusive rights or interests granted by license from other Persons, including the Company Shareholder (the “Licensed Intellectual Property”):

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(i) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(ii) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(iii) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(iv) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable; and

(v) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

(b) Section 3.11(b) of the Disclosure Schedules lists all Company Intellectual Property that is either (i) subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction (collectively, the “Intellectual Property Registrations”), including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing; or (ii) used in or necessary for the Company’s current or planned business or operations. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. The Company has provided Parent with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedules, the Company owns, exclusively or jointly with other Persons, all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding (except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions), written agreements with every current and former employee of the Company, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements. To the Knowledge of the Company, the Company is in material compliance with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.

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(d) Section 3.11(d) of the Disclosure Schedules lists all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Company’s current or planned business or operations, excluding Licensed Intellectual Property which is or was offered to the general public on a non-exclusive basis and was not developed specifically for the Company. The Company has provided Parent with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions, and the Company and such other parties are in material compliance with the terms and conditions of such agreements.

(e) The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or proposed to be used, and the Company’s conduct of its business as currently and formerly conducted and proposed to be conducted have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Neither the Company Shareholder nor the Company has received any communication, and no Action has been instituted, settled or threatened that alleges any such infringement, violation or misappropriation, and none of the Company Intellectual Property are subject to any outstanding Governmental Order.

(f) Section 3.11(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which the Company grants rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property. The Company has provided Parent with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions, and the Company and such other parties are in material compliance with the terms and conditions of such agreements. No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Company Intellectual Property.

(g) The Company has taken all reasonable measures to protect and preserve its rights in the Company Intellectual Property and the confidentiality of all trade secrets owned, exploited, held for exploitation, appropriated or otherwise obtained or possessed by the Company.

Section 3.12 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the Ordinary Course of Business; (b) constitute only valid, undisputed claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Company, are collectible in full within ninety (90) calendar days after billing.

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Section 3.13 Customers and Suppliers.

(a) Section 3.13(a) of the Disclosure Schedules sets forth (i) each customer which accounted for 10% or more of the Company’s revenue in each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.13(a) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.13(b) of the Disclosure Schedules sets forth (i) each supplier which accounted for 10% or more of the Company’s total purchases in each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.13(b) of the Disclosure Schedules, the Company has not received any notice, and has no reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.14 Insurance. Section 3.14 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by the Company or its Affiliates and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Parent. Such Insurance Policies are in full force and effect as of the Closing. Neither the Company nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth on Section 3.14 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Affiliates is in default under or has otherwise failed to comply in any material respect with any provision contained in, any such Insurance Policy.

Section 3.15 Legal Proceedings; Governmental Orders.

(a) To the Knowledge of the Company, except as set forth in Section 3.15(a) of the Disclosure Schedules, there are no Actions pending or threatened (a) against or by the Company affecting any of its properties or assets (or by or against the Company Shareholder or any Affiliate thereof and relating to the Company); or (b) against or by the Company, the Company Shareholder or any Affiliate of the Company Shareholder that challenges or seeks to prevent, enjoin or otherwise delay the Contemplated Transactions. To the Knowledge of the Company, no event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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(b) To the Knowledge of the Company, except as set forth in Section 3.15(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.15(b) of the Disclosure Schedules. To the Knowledge of the Company, no event has occurred, or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 3.16 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.16(a) of the Disclosure Schedules, the Company has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it or its business, properties or assets.

(b) All material Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except as would reasonably be expected to result in a Material Adverse Effect on the Company. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.16(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. To the Knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.16(b) of the Disclosure Schedules.

Section 3.17 Employee Benefit Matters.

(a) Section 3.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company has or may have any Liability, or with respect to which Parent or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.17(a) of the Disclosure Schedules, each, a “Benefit Plan”).

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(b) With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the Contemplated Transactions or otherwise; (iv) copies of any summary plan descriptions, summaries of modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500, with schedules attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; and (viii) copies of all notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c) Except as set forth in Section 3.17(c) of the Disclosure Schedules, each Benefit Plan (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA and the Code) in all material respects. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified. To the Knowledge of the Company, nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or, with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.17(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles.

(d) To the Knowledge of the Company, neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any Liability under Title I or Title IV of ERISA or related provisions of the Code or foreign Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Contemplated Transactions or otherwise.

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(g) Except as set forth in Section 3.17(g) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) To the Knowledge of the Company, except as set forth in Section 3.17(h) of the Disclosure Schedules, there is no pending or threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the five (5) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by the Company Shareholder, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. To the Knowledge of the Company, none of the Company Shareholder, the Company, nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend or modify any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Section 3.17(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the Contemplated Transactions at or prior to the Closing will (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other obligation pursuant to any Benefit Plan; or (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 3.18 Employment Matters.

(a) Section 3.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.18(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet provided to Parent).

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(b) The Company is not, and has never been, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has never been, any Union representing or purporting to represent any employee of the Company, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.18(b) of the Disclosure Schedules, there has never been, nor, to the Knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or any of its employees. The Company has no duty to bargain with any Union.

(c) The Company is and has been in material compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. To the Knowledge of the Company, there are no Actions against the Company pending or threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

Section 3.19 Taxes. Except as set forth in Section 3.19 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

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(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company.

(e) The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2017 does not, in the aggregate, exceed the number of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.19(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Company is not a party to any Action by any taxing authority. To the Knowledge of the Company, there are no pending or threatened Actions by any taxing authority.

(i) The Company has delivered to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company for all Tax periods ending after 2010.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(k) The Company is not a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l) The Company is not a party to, or bound by, any closing agreement or offer in compromise with any taxing authority.

(m) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(n) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

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(o) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise. The Company has not taken any action that could defer a Liability for Taxes of the Company from any Pre-Closing Tax Period to any Post-Closing Tax Period.

(p) The Company is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r) The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(s) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

(t) Section 3.19(t) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company is subject to Tax, is engaged in business or has a permanent establishment. The Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(u) None of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

Section 3.20 Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the Company Board and any committees of the Company Board in all material respects, and no meeting, or action taken by written consent, of any such stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

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Section 3.21 Investment Purpose. The Company Shareholder is acquiring the Merger Consideration solely for his own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. The Company Shareholder acknowledges that the shares of Parent Common Stock constituting the Merger Consideration are not registered under the Securities Act or any state securities laws, and that the Parent Common Stock constituting the Merger Consideration may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 3.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions or any other Transaction Document based upon arrangements made by or on behalf of any the Company Shareholder.

Section 3.23 Full Disclosure. No representation or warranty by the Company or the Company Shareholder in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Parent pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV
Representations and Warranties of Parent

Parent represents and warrants to the Company and the Company Shareholder that the statements contained in this Article IV are true and correct.

Section 4.01 Organization and Authority of Parent and Merger Sub.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially impair or materially delay the Parent’s ability to consummate the Contemplated Transactions. Parent has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Parent is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions and thereby. The execution and delivery by Parent of this Agreement and any other Transaction Documents to which Parent is a party, the performance by Parent of its obligations hereunder and thereunder and the consummation by Parent of the Contemplated Transactions and thereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent, and (assuming due authorization, execution and delivery by the Company Shareholder) this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. When each other Transaction Document to which Parent is or will be a party has been duly executed and delivered by Parent (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Parent enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

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(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida except, in each case, where the failure to be so organized, existing and in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or reasonably be expected to prevent, materially impair or materially delay the Merger Sub’s ability to consummate the Contemplated Transactions. Merger Sub has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Merger Sub is a party, to carry out its obligations hereunder and thereunder and to consummate the Contemplated Transactions and thereby. The execution and delivery by Merger Sub of this Agreement and any other Transaction Documents to which Merger Sub is a party, the performance by Merger Sub of its obligations hereunder and thereunder and the consummation by Merger Sub of the Contemplated Transactions and thereby have been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub, and (assuming due authorization, execution and delivery by the Company Shareholder) this Agreement constitutes a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions. When each other Transaction Document to which Merger Sub is or will be a party has been duly executed and delivered by Merger Sub (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Merger Sub enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Enforceability Exceptions.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the other Transaction Documents to which it they are a party, and the consummation of the Contemplated Transactions and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Parent or Merger Sub; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Parent or Merger Sub; or (c) require the consent, notice or other action by any Person under any Contract to which Parent or Merger Sub is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions. Parent has provided to the Company true and complete copies of the Organizational Document of Parent and Merger Sub as in effect as of the Effective Date. Neither Parent nor Merger Sub is in default or in violation of any of its Organizational Documents.

Section 4.03 Parent and Merger Sub Capitalization.

(a) As of the Effective Date, the authorized, issued and outstanding share capital of Parent consists of 100,000,000 shares of common stock, par value $0.0001 per share (the “Parent Common Stock”), of which 10,000,000 shares are issued and outstanding; and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Parent Preferred Stock”), of which no shares are issued and outstanding. As of the Effective Date, the Parent Preferred Stock consists of 10,000 shares of Parent Series A Preferred Stock, of which no shares are issued and outstanding. The capitalization of Parent as of the Effective Date is as set forth on the capitalization table of Parent dated the date hereof and delivered by Parent to the Company on the date hereof (the “Parent Capitalization Table”).

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(b) Immediately after the Closing the Merger Consideration and all other issued and outstanding share capital of Parent will be duly authorized, validly issued, fully paid and non-assessable and will have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(c) Upon consummation of the Contemplated Transactions, the Company Shareholder shall own all of the Merger Consideration, free and clear of all Encumbrances.

(d) The Parent Common Stock is Depository Trust Company (“DTC”) eligible and listed in transferable status and shall not be subject to any DTC “chills” or “locks.”

(e) All issued and outstanding shares of capital stock of Parent, immediately prior to the Closing Date, have been duly authorized, are validly issued, fully paid and non-assessable, and have been issued in accordance with all applicable laws, including, but not limited to, the Securities Act.

(f) As of the Closing Date, except for Parent Series A Preferred Stock as contemplated by Section 5.01(a) and any warrants or other securities that may be issued to the placement agent in connection with the Preferred Offering, Parent shall not have any outstanding options, warrants or other securities convertible into Parent Common Stock.

(g) Assuming that the Company Capitalization Table is true, correct and complete in all respects, the capitalization of the Parent as of immediately after the Closing will be as stated on the Closing Capitalization Table, provided that the Parties acknowledge and agree that the shareholders of Parent immediately prior to the Closing may transfer certain portions of their shares of Parent Common Stock to other parties prior to the Closing.

(h) The authorized, issued and outstanding share capital of Merger Sub consists of 1,000 shares of common stock, par value of $0.01 per share, of which one share is issued and outstanding and is owned by Parent, and 100 shares of preferred stock, par value of $0.01 per share, of which no shares are issued and outstanding.

The Parties acknowledge and agree that the representations and warranties set forth in this Section 4.03 shall be deemed automatically updated, if necessary, to reflect the completion of the matters contemplated in Section 5.01.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent or Merger Sub, other than as reflected in the Transaction Documents.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Parent’s knowledge, threatened against or by Parent or Merger Sub or any Affiliate of Parent that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions. No event has occured or circumstances exist that may give rise or serve as a basis for any such Action.

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Section 4.06 Financial Statements and Liabilities. The financial statements regarding the Parent provided to the Company and the Company Shareholder are true and correct in all material respects and fairly present the financial condition of the Parent as of the respective dates they were prepared. Parent has no any Liabilities, including but not limited to contractual commitments, service agreements, notes payable and accounts payable, except (a) those which are adequately reflected or reserved against in the financial statements referenced herein and (b) those which have been incurred in the Ordinary Course of Business since the date of the financial statements referenced herein and which are not, individually or in the aggregate, material in amount.

Section 4.07 No Insolvency; Litigation. The Parent is not insolvent or unable to pay its debts as they become due or continue its business following the Closing. Neither Parent nor Merger Sub is or has been the subject of any voluntary or involuntary bankruptcy proceeding, nor is it or has it been a party to any material litigation or, within the past two years, the subject of any threat of material litigation. Litigation shall be deemed “material” if the amount at issue exceeds the lesser of $10,000 per matter or $25,000 in the aggregate.

Section 4.08 Compliance with Laws, Etc.

(a) Parent and Merger Sub have complied with all applicable federal and state securities laws and regulations, including being current in all of Parent’s reporting obligations under federal securities laws and regulations; and all prior issuances of securities have been either registered under the Securities Act, or exempt from registration; and neither Parent nor Merger Sub is in violation or breach of, conflict with, in default under (with or without the passage of time or the giving of notice or both) any provisions of (i) its Organizational Documents or (ii) any mortgage, indenture, lease, license or any other agreement or instrument.

(b) No order suspending the effectiveness of any registration statement of Parent under the Securities Act or the Exchange Act has been issued by the SEC and, to Parent’s knowledge, no proceedings for that purpose have been initiated or threatened by the SEC.

(c) Neither Parent nor Merger Sub is and has not been, and the past and present officers, directors and affiliates of Parent and Merger Sub are not and have not, been the subject of, nor does any officer or director of Parent or Merger Sub have any reason to believe that Parent or Merger Sub or any of their respective officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws.

(d) Neither Parent nor Merger Sub has, and the past and present officers, directors and affiliates of Parent and Merger Sub have not, been the subject of, nor does any officer or director of Parent or Merger Sub have any reason to believe that Parent or Merger Sub or any of their respective officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency.

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Article V
Covenants

Section 5.01 Parent Actions Prior to the Closing. The Parties acknowledge and agree that, following the Effective Date and prior to the Closing, Parent shall undertake the following actions:

(a) The Parties acknowledge that Parent has amended its Certificate of Incorporation by filing a certificate of designation under the DGCL to provide for a new class of Parent Preferred Stock (the “Parent Series A Preferred Stock”) which is convertible preferred stock, par value $0.0001 per share, and which has the rights and preferences as set forth in the certificate of designations of the Parent Series A Preferred Stock as filed with the Secretary of State of the State of Delaware.

(b) Simultaneously with the Effective Date, Parent shall consummate an initial closing of the Preferred Offering of Parent Units. If the conditions stated in Section 6.01(h) and Section 6.02(f) have been met or have been waived by Parent and the Company, Parent will have the right to sell all unsold Parent Units after the Closing on the same terms as the sales that occurred before the Closing.

(c) Simultaneously with the Effective Date, the Parent will issue an aggregate of 688 Parent Units to the Settlement Parties in connection with the Company Settlement transaction.

(d) Simultaneously with the Effective Date, Parent shall adopt an equity incentive plan, in form and substance reasonably acceptable to Parent and the Company, reserving 7,500,000 shares of Parent Common Stock for issuance under the plan, either as restricted shares awarded by the Parent or as shares issued upon the exercise of options or other awards or agreements as provided in the plan, substantially in the form attached hereto as Exhibit B (the “2018 Equity Incentive Award Plan”), and shall issue non-qualified stock options to purchase 3,120,000 shares of Parent Common Stock to each of Carlos Faria and Christopher Constable.

Section 5.02 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by the Company or the Company Shareholder prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Parent shall:

(i) retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of the Company Shareholder reasonable access (including the right to make, at the Company Shareholder’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 5.09.

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(b) In order to facilitate the resolution of any claims made by or against or incurred by Parent or the Company after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, the Company Shareholder shall:

(i) retain the books and records (including personnel files) of the Company Shareholder which relate to the Company and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Parent or the Company reasonable access (including the right to make, at Parent’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Section 5.09.

(c) Neither Parent nor the Company Shareholder shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.02 where such access would violate any Law.

Section 5.03 Company’s and Company Shareholder’s Affirmative Covenants. Between the date of this Agreement and the Closing Date, the Company shall, the Company Shareholder shall, and shall cause the Company to:

(a) conduct the business of the Company only in the Ordinary Course of Business and will use commercially reasonable best efforts to maintain and preserve the assets of the Company, preserve intact the current business organization of the Company, and maintain the relations and goodwill with customers, creditors, employees, agents, and others having business relationships with the Company; provided, however, that the Company’s payment of tax distributions in amounts sufficient to defray the income taxes of the Company Shareholder, consistent with past practices, will be deemed in the Ordinary Course of Business, provided that the amounts of such distributions must be approved in writing by the Parent prior to them being disbursed, which approval will not be unreasonably withheld, conditioned or delayed;

(b) provide Parent and its Representatives and agents reasonable access to the books and financial records of the Company at any time during normal business hours prior to the Closing Date, at Parent’s sole cost and expense, to perform any inspections or evaluations and, upon receiving from the Company reasonable advance notice, observe any meetings of management of the Company and its boards of directors which Parent reasonably deems necessary or appropriate, other than any such meetings or portions thereof which relate to this Agreement or Contemplated Transactions;

(c) furnish to Parent true, correct and complete copies of all records, documentation and other information in its possession as Parent may reasonably request concerning the Company or the Company Common Stock;

(d) permit Parent to, without any obligation to do so, contact any Governmental Authority about any Governmental Authorizations or Requirements of Law concerning the Company;

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(e) cause all Contracts to which the Company is a party to be performed to the extent required to be performed as of the Closing Date in full;

(f) cooperate with Parent with respect to all filings, permits or consents that Parent elects to make or obtain or is required by Requirements of Law or other Persons to make or obtain in connection with the Contemplated Transactions; and

(g) provide notice to Parent as promptly as reasonably practicable upon becoming aware of any event or occurrence capable of causing a material impact on the business of the Company;

(h) between the Effective Date and the Closing Date or the earlier termination of this Agreement in accordance with its terms, use commercially reasonable efforts to cause the conditions precedent in Article VI to be satisfied.

Section 5.04 Company’s and Company Shareholder’s Negative Covenants. Until the earlier of Closing and such time, if any, that this Agreement is terminated pursuant to the terms of Article VII, and except as otherwise contemplated by this Agreement or as Parent shall otherwise consent in writing in advance, the Company and the Company Shareholder will not, and the Company Shareholder shall cause the Company and each of their Representatives not to, directly or indirectly:

(a) Amend existing insurance coverage applicable to the Company so long as such insurance is available at commercially reasonable rates;

(b) dispose of any individual capital asset, and will not incur, create or assume any Lien on any individual capital asset, in each case with a value in excess of $20,000, and provided that such disposition will not materially impact the operation of the business of the Company or result in a Material Adverse Effect;

(c) take any action which could be reasonably expected to prevent or materially delay the consummation of the Contemplated Transactions;

(d) enter into any new material line of business or commit to any material capital expenditure outside of the Ordinary Course of Business;

(e) (1) issue, authorize or propose the issuance of any capital stock of the Company, (2) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or (3) make any distribution of, or directly or indirectly repurchase, redeem or otherwise acquire, any capital stock of the Company;

(f) amend any of the Organizational Documents of the Company;

(g) (1) enter into, adopt, materially amend, terminate, freeze, increase benefits under or agree to or make any award or grant under any Benefit Plan (or any plan that would be a Benefit Plan if in effect on the date hereof), (2) take any action to accelerate any rights or benefits under any Benefit Plan, (3) make or announce any increase in salaries, bonuses or other compensation or fringe benefits payable or to become payable, or grant, announce, or increase any termination or severance, retention, change-of-control or similar payments, to any present or former employee, officer, director, agent or independent contractor of the Company, or (4) engage in any material reduction in force or promote any employee to or at or above the level of officer or senior management;

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(h) enter into any Contract that, if such contract had been in effect on the date hereof, would have been a Material Contract, amend or terminate any Material Contract or waive or cancel any material right thereunder, other than in the Ordinary Course of Business;

(i) sell, lease or otherwise transfer, or create or incur any lien on the assets, securities, property, interests or businesses of the Company other than in the Ordinary Course of Business;

(j) create, incur, or assume any Indebtedness or trade debt outside of the Ordinary Course of Business;

(k) change any method of accounting or accounting practice or accounting policy used by any Company, other than such changes required by GAAP or Requirements of Law;

(l) settle or compromise any material claims against the Company;

(m) make, revoke or change any Tax election, file any amended Tax Returns, settle or compromise any Tax liability or surrender any refund, waive any statute of limitations with respect to assessment of any Tax or incur any Tax liability outside of the Ordinary Course of Business in each case other than as required by any Requirements of Law;

(n) acquire any business or Person, by merger, consolidation or otherwise, in a single transaction or a series of related transactions; or

(o) agree to take any of the foregoing actions, except as expressly contemplated by this Agreement and the other agreements expressly contemplated hereby.

Section 5.05 Confidentiality.

(a) From and after the Closing, each the Company and the Company Shareholder shall, and shall cause each of their respective Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that the Company or the Company Shareholder, as applicable, can show that such information (a) is generally available to and known by the public through no fault of the Company or the Company Shareholder, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by the Company or the Company Shareholder, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is disclosed without restriction by Parent or its Affiliates. If the Company, the Company Shareholder or any of their respective Affiliates or their respective Representatives are compelled to disclose any information referenced in this Section 5.05(a) by judicial or administrative process or by other requirements of Law, the Company or the Company Shareholder, as applicable, shall promptly notify Parent in writing and shall disclose only that portion of such information which the Company or the Company Shareholder, as applicable, is advised by its counsel in writing is legally required to be disclosed, provided that the Company or the Company Shareholder, as applicable, shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

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(b) From and after the Closing, Parent shall, and shall cause its Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company and the Company Shareholder, except to the extent that Parent can show that such information (a) is generally available to and known by the public through no fault of Parent, or any of its Affiliates or Representatives; (b) is lawfully acquired by Parent or any of its Affiliates or Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (c) is disclosed without restriction by the Company Shareholder or his Affiliates. If Parent or its Affiliates or Representatives are compelled to disclose any information referenced in this Section 5.05(b) by judicial or administrative process or by other requirements of Law, Parent shall promptly notify the Company in writing and shall disclose only that portion of such information which Parent is advised by its counsel in writing is legally required to be disclosed, provided that Parent shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.06 Registration. Following the Closing, Parent shall file a registration on Form S-1 pursuant to the Securities Act with the Securities and Exchange Commission to register for resale the Merger Consideration and the shares of Parent Common Stock to be retained by Leone, ACV and their respective designees as set forth in Section 2.12(d) and Section 2.12(e) (the “Registration Statement”). Upon effectiveness of the Registration Statement, Parent shall cause a market maker to file a 15c2-11 application with the Financial Industry Regulatory Authority to obtain a ticker symbol and quotation on the OTC Markets, alternative trading system for the Parent Common Stock, shall apply for listing on the OTCQB or OTCQX Tiers of the OTC Markets; and shall obtain DTC eligibility for the trading of its securities on the OTC Markets.

Section 5.07 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the Contemplated Transactions or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement, provided, however, that the Parties acknowledge and agree that Parent may file a Form 8-K with the Securities and Exchange Commission regarding the Contemplated Transactions, and may attach this Agreement thereto.

Section 5.08 Tax Covenants.

(a) Without the prior written consent of Parent, the Company shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent or the Company in respect of any Post-Closing Tax Period. The Company and the Company Shareholder agree that Parent is to have no liability for any Tax resulting from any action of the Company Shareholder, their Affiliates or any of their respective Representatives or, prior to the Closing, the Company, and agree to indemnify and hold harmless Parent (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

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(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Company Shareholder when due. The Company Shareholder shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Parent shall cooperate with respect thereto as necessary).

(c) Parent shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Parent to the Company Shareholder (together with schedules, statements and, to the extent requested by the Company Shareholder, supporting documentation) at least forty-five (45) calendar days prior to the due date (including extensions) of such Tax Return. If the Company Shareholder objects to any item on any such Tax Return, the Company Shareholder shall, within ten (10) calendar days after delivery of such Tax Return, notify Parent in writing that the Company Shareholder so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Company Shareholder shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Company Shareholder are unable to reach such agreement within ten (10) calendar days after receipt by Parent of such notice, the disputed items shall be resolved by a nationally recognized accounting firm jointly selected by Parent and the Company Shareholder (the “Accounting Referee”) and any determination by the Accounting Referee shall be final. In the event that Parent and the Company Shareholder cannot agree on the identity of an Accounting Referee within ten (10) days of the commencement on such efforts to agree, each of Parent and the Company Shareholder shall select one party meeting the requirements of an “Accounting Referee” above, and those two parties shall jointly select the party who shall act as the Accounting Referee. The Accounting Referee shall resolve any disputed items within twenty (20) calendar days of having the item referred to it pursuant to such procedures as it may require. If the Accounting Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Accounting Referee’s resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Parent and the Company Shareholder. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Parent.

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Section 5.09 Cooperation and Exchange of Information. The Company Shareholder and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to Section 5.08 or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The Company Shareholder and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Company Shareholder or Parent (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

Section 5.10 Further Assurances. Following the Effective Date and following the Closing, or until the earlier termination of this Agreement in accordance with its terms, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Contemplated Transactions.

Article VI
Conditions to Closing

Section 6.01 Conditions to Parent’s and Merger Sub’s Obligations to Close. The obligations of Parent and Merger Sub to consummate the Contemplated Transactions shall be subject to the fulfillment or written waiver by Parent, in its sole discretion, on or prior to the Closing Date, of each of the following conditions:

(a) All of the representations and warranties of the Company and the Company Shareholder contained in this Agreement shall be true and correct in all material respects, other than Section 3.02 (Capitalization), which shall be true and correct in its entirety in all respects, and other than any representations or warranties qualified as to materiality, which shall be true and correct in all respects, in each case when made and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of the Closing Date), except for such representations and warranties which are made as of a specified date, which shall be true and correct in all respects or in all material respects, as applicable, as of such date.

(b) Each of the Company Shareholder and the Company shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by the Company Shareholder or the Company under this Agreement at or prior to the Closing Date.

(c) There shall not have been any Material Adverse Effect.

(d) No action, proceeding, claim or litigation shall have been commenced by or before any Governmental Authority against any Party seeking to restrain or materially and adversely alter the Contemplated Transactions.

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(e) The Company shall have delivered to Parent the executed certificates, instruments and items required by Section 2.12(a).

(f) There must not have been commenced by any Person any Proceeding asserting that such Person (a) is the holder or the beneficial owner of or has the right to acquire or to obtain beneficial ownership of, any of the Company Common Stock, or (b) is entitled to all or any portion of the Merger Consideration.

(g) The Parent shall have obtained all third-party approvals from all Governmental Authorities deemed necessary by the Parent in its commercially reasonable judgment in order to consummate the Contemplated Transactions.

(h) Parent shall have received binding commitments from third-party investors for a minimum of $700,000 in the Preferred Offering

(i) Company shall have obtained a binding commitment from ACF Finco I LP, a current lender to the Company, to provide additional funding.

Section 6.02 Conditions to Company’s and Company Shareholder’s Obligations to Close. The obligations of the Company and the Company Shareholder to consummate the Contemplated Transactions, shall be subject to the fulfillment or written waiver by the Company Shareholder, in its sole discretion, (which determination shall be binding on each of the Company Shareholder and the Company), on or prior to the Closing Date, of each of the following conditions:

(a) All of the representations and warranties of the Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects, other than Section 4.03 (Parent and Merger Sub Capitalization), which shall be true and correct in its entirety in all respects, and other than any representations or warranties qualified as to materiality, which shall be true and correct in all respects, in each case when made and on and as of the Closing Date (with the same effect as though such representations and warranties had been made on and as of the Closing Date), except for such representations and warranties which are made as of a specified date, which shall be true and correct in all respects or in all material respects, as applicable, as of such date.

(b) The Parent and Merger Sub shall have performed and observed in all material respects all covenants and agreements required to be performed and observed by the Parent or Merger Sub under this Agreement at or prior to the Closing Date.

(c) No action, proceeding, claim or litigation shall have been commenced by or before any Governmental Authority against any Party seeking to restrain or materially and adversely alter the Contemplated Transactions.

(d) The Parent shall have delivered to the Company the items required by Section 2.12(b) and shall have delivered to the Company the items required by Section 2.12(c).

(e) The Company and the Company Shareholder shall have obtained all third-party approvals from all Governmental Authorities deemed necessary by the Company Shareholder in its commercially reasonable judgment in order to consummate the Contemplated Transactions.

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(f) Parent shall have received binding commitments from third-party investors for a minimum of $700,000 in the Preferred Offering

(g) Company shall have obtained a binding commitment from ACF Finco I LP, a current lender to the Company, to provide additional funding.

Article VII
Default and Termination

Section 7.01 Default by Parent. If Parent fails to perform any of its material obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by Parent, then Parent shall be in default hereunder (such event, a “Parent Default”). In the event of a Parent Default, the Company, on behalf of the Company and the Company Shareholder, shall be entitled to elect either (1) to bring an action for specific performance of this Agreement pursuant to Section 9.12 or (2) to terminate this Agreement pursuant to Section 7.03(d). This provision shall be in addition to the Company’s and the Company Shareholder’s remedies under Section 8.03.

Section 7.02 Default by the Company or the Company Shareholder.

(a) If the Company, the Company Shareholder, or the Company Shareholder’s Representative, fails to perform any of their respective material obligations under this Agreement, or is in breach in any material respect of any representation, warranty, covenant or agreement on the part of the Company or the Company Shareholder set forth in this Agreement, and, if such breach or failure is capable of being cured, such failure or breach has not been cured within 10 days after receipt of notice of such breach by the Company Shareholder, then the Company and the Company Shareholder shall be in default hereunder (such event, subject to Section 7.02(b), a “Company Party Default”). In the event of a Company Party Default, Parent shall be entitled to elect either (1) to bring an action for specific performance of this Agreement pursuant to Section 9.12 or (2) to terminate this Agreement pursuant to Section 7.03(c). This provision shall be in addition to Parent’s remedies under Section 8.02.

(b) Any of the following events or circumstances, standing alone, will not constitute a Company Party Default:

(i) the failure of any of the Closing conditions stated in Section 6.01 to occur or to be satisfied;

(ii) the failure of the Company or the Company Shareholder to obtain any third-party consent required to render the representation and warranty in Section 3.04(c) true and correct; or

(iii) the failure of the Company to make the Closing deliveries described in Section 2.12(a)(iv).

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(c) For clarity, any state of facts that constitutes a Company Party Default under a provision of this Agreement other than the provisions referenced in Section 7.02(b)(i), Section 7.02(b)(ii) and Section 7.02(b)(iii) will constitute a Company Party Default notwithstanding Section 7.02(b).

Section 7.03 Termination. This Agreement may be terminated at any time before the Closing Date, as follows:

(a) by mutual written consent of the Company, the Company Shareholder and the Parent;

(b) by any of the Parent, the Company or the Company Shareholder, upon written notice to the other Parties, if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

(c) by Parent, upon written notice to the Company and the Company Shareholder, if there shall have been a Company Party Default;

(d) by the Company, upon written notice to Parent and the Company Shareholder, if there shall have been Parent Default;

(e) by Parent, upon written notice to the Company and the Company Shareholder, in the event that a Material Adverse Effect has occurred prior to the Closing;

(f) by either the Company or Parent if the Closing has not occurred by November 9, 2018, provided, however, that the right to terminate this Agreement under this Section 7.03(f) shall not be available to (i) the Company if, as of such time, Parent has the right to terminate this Agreement pursuant to Section 7.03(c) or in the event that the failure of the Closing to so occur was caused by the Company or the Company Shareholder; or (ii) Parent if, as of such time, the Company has the right to terminate this Agreement pursuant to Section 7.03(d) or in the event that the failure of the Closing to so occur was caused by Parent or Merger Sub.

Section 7.04 Termination Costs. If this Agreement is terminated by Parent, the Company or the Company Shareholder pursuant to Section 7.03(c), then all parties shall bear their own out of pocket costs incurred with respect to the Contemplated Transactions, other than as set forth in Section 8.02 and Section 8.03.

Section 7.05 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VII, this Agreement (other than this Article VII, Article VIII and Article IX) shall become void and of no further force or effect with no liability on the part of any Party; provided, however, that any such termination shall not relieve any Party from liability for actual damages to the other Parties resulting from a material breach of this Agreement by such Party.

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Article VIII
Indemnification and Liability Limitations

Section 8.01 Survival; Limitations

(a) Representations and Warranties. Subject to the limitations and other provisions of this Agreement, the representations and warranties of Parent, Merger Sub, the Company and the Company Shareholder contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months after the Closing Date; provided, that the Company Surviving Representations and the Parent’s Surviving Representations, as defined below, shall survive the Closing for a period of five (5) years. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived. The representations and warranties of the Company and the Company Shareholder contained in the following sections are “Company Surviving Representations”: Section 3.01 (Organization, Authority and Qualification of the Company), Section 3.02 (Capitalization), Section 3.03 (No Subsidiaries), Section 3.04 (Enforceability and Authority; No Conflicts; Consents), Section 3.16 (Compliance with Laws; Permits) Section 3.19 (Taxes) and Section 3.21 (Investment Purpose). The representations and warranties of Parent contained in the following sections are “Parent’s Surviving Representations”: Section 4.01 (Organization and Authority of Parent and Merger Sub), Section 4.02 (No Conflicts, Consents), Section 4.03 (Parent and Merger Sub Capitalization) and Section 4.08 (Compliance with Laws, Etc.) (collectively, the “Parent’s Surviving Representations”).

(b) Covenants. All covenants and agreements of the Parties contained herein shall survive the Closing for a period of five (5) years or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c) Limitations. Any claim arising out of or in connection with this Agreement must be brought, if at all, within five years after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 8.02 Indemnification by the Company Shareholder. Subject to the other terms and conditions of this Article VIII, if the Closing occurs, the Company Shareholder hereby, agrees to indemnify Parent and Parent’s Affiliates and their respective Representatives (collectively, the “Parent Indemnitees”) against, and agrees to hold each of the Parent Indemnitees harmless from and against, and agree to pay and reimburse each of the Parent Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company or the Company Shareholder contained in this Agreement, any Transaction Document or in any certificate or instrument delivered by or on behalf of the Company or the Company Shareholder pursuant to this Agreement or pursuant to any Transaction Document, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

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(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company Shareholder pursuant to this Agreement or pursuant to any Transaction Document;

(c) (i) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date;

(d) any violation by the Company Shareholder or the Company of any applicable Laws or Governmental Orders in connection with the conduct of the Business prior to the Closing Date; or

(e) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with any of the Company Shareholder or the Company (or any Person acting on their behalf) in connection with any Contemplated Transaction.

Section 8.03 Indemnification by Parent. Subject to the other terms and conditions of this Article VIII, if the Closing occurs, Parent hereby agrees to indemnify the Company Shareholder and Company Shareholder’s Affiliates and their respective Representatives (collectively, the “Shareholder’s Indemnitees”) against, and agrees to hold each of the Shareholder’s Indemnitees harmless from and against, and agrees to pay and reimburse each of the Shareholder’s Indemnitees for, any and all Losses incurred or sustained by, or imposed upon, the Shareholder’s Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Parent or Merger Sub contained in this Agreement or in any certificate or instrument delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Parent or Merger Sub pursuant to this Agreement;

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(c) (i) all Taxes of the Parent or relating to the business of the Parent for all Post-Closing Tax Periods; (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Parent (or any predecessor of the Parent) is or was a member following the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (iii) any and all Taxes of any person imposed on the Parent arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring on or after the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith;

(d) any violation by Parent or Merger Sub of any applicable Laws or Governmental Orders in connection with the conduct of the Business on or following the Closing Date; or

(e) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with any of the Parent or Merger Sub (or any Person acting on either of their behalf) in connection with any Contemplated Transaction.

Section 8.04 Indemnification Procedures. The Party making a claim under this Article VIII is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a) Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is the Company Shareholder, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Indemnified Party, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b) Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

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(d) Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 8.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or adjudication.

Section 8.06 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) The Company Shareholder shall not be liable to the Parent Indemnitees for indemnification under Section 8.02(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Company Surviving Representations (the “Parent’s Basket Exclusions”)), until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) (other than those based upon, arising out of, with respect to or by reason of the Parent’s Basket Exclusions) exceeds $100,000, in which event the Company Shareholder shall be required to pay or be liable for all such Losses in excess of such amount.

(b) Parent shall not be liable to the Company Shareholder Indemnitees for indemnification under Section 8.03(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the Parent’s Surviving Representations (the “Company Shareholder’s Basket Exclusions”)) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) (other than those based upon, arising out of, with respect to or by reason of the Company Shareholder’s Basket Exclusions) exceeds $100,000, in which event Parent shall be required to pay or be liable for all such Losses in excess of such amount.

(c) The Parties acknowledge and agree that the maximum liability of the Company Shareholder, on the one hand, and the Parent, on the other hand, for indemnification pursuant to this Article VIII shall be the sum of $1,000,000 (the “Cap”), and neither the Parent, on the one hand, nor the Company Shareholder, on the other hand, shall have any liability to the other in excess of the Cap.

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(d) All liabilities and obligations of the Company Shareholder that may arise under Section 8.02(a) (“Parent Indemnification Liabilities”), if any, will be satisfied only out of Merger Consideration received by the Company Shareholder; and the Company Shareholder will be liable to return, transfer, and assign to Parent, irrevocably, that number of shares of Parent Common Stock included in the Merger Consideration, valued at the Assumed Parent Common Stock Value, as is equal in value to the Parent Indemnification Liabilities then being paid. Such return, transfer, and assignment will be deemed in full payment and satisfaction of the Parent Indemnification Liabilities with respect to which payment is being made.

(e) Subject to the notice, dispute and other procedures herein, Parties hereby agree that any amounts due to Parent as required to satisfy the Company Shareholder’s indemnification obligations with respect to any claim for Losses required to be paid by the Company Shareholder pursuant to this Article VIII shall be paid via the delivery by the Company Shareholder to the Parent of a number of shares of Parent Common Stock equal to (1) the amount owed divided by (2) the Assumed Buyer Common Stock Value, and the Company Shareholder agrees to return to Parent the Company Shareholder’s pro rata portion of any such required return of shares of Parent Common Stock.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 8.09 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article VIII shall be the sole and exclusive remedy of the Parties with respect to the Contemplated Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Contemplated Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Contemplated Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable law and except as otherwise specified in this Article VIII, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable law.

Section 8.10 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Contemplated Transactions for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

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Article IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission and receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Company or the Company Shareholder, to the Company Shareholder, at:

John Keeler & Co., Inc. d/b/a Blue Star Foods

3000 NW 109th Ave.

Miami, FL 33172

Attention: John R. Keeler

Email: jkeeler@bluestarfoods.com

With a copy, which shall not constitute notice, to:

The Crone Law Group, P.C.

Attn: Eric C. Mendelson

830 Third Avenue, 5th Floor

New York, NY 10022

Email: emendelson@cronelawgroup.com

If to Parent or Merger Sub:

Blue Star Foods Corp.

Attn: Laura Anthony, Chief Financial Officer

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

E-mail: Lanthony@anthonypllc.com

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With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: Laura Anthony

330 Clematis Street, Suite 217

West Palm Beach, FL 33401

E-mail: Lanthony@anthonypllc.com

Section 9.03 Construction; Incorporation. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be incorporated into, and construed with and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision herein is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Contemplated Transactions be consummated as originally contemplated to the greatest extent possible.

Section 9.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.08 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 9.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parent, Merger Sub, the Company and the Company Shareholder. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by such Party or the Company Shareholder. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10 Dispute Resolution.

(a) If there is any dispute or controversy relating to this Agreement or any of the Contemplated Transactions (each, a “Dispute”), such Dispute shall be resolved in accordance with this Section 9.10, provided that any Disputes relating to any tax Return shall be resolved as set forth in Section 5.08(c).

(b) The Party claiming a Dispute shall deliver to each of the other Parties a written notice (a “Notice of Dispute”) that will specify in reasonable detail the dispute that the claiming Party wishes to have resolved. In any such arbitration pursuant to this Section 9.10, the Company Shareholder shall have the power to act for and to bind the Company and Parent shall have the power to act for and to bind Merger Sub. If the Company, the Company Shareholder and the Parent are not able to resolve the Dispute within five (5) Business Days of a Party’s receipt of an applicable Notice of Dispute, then such Dispute shall be submitted to binding arbitration in accordance with this Section 9.10.

(c) Any arbitration hereunder shall be conducted in accordance with the rules of the American Arbitration Association then in effect. The Company and the Parent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, and the three arbitrators shall resolve the Dispute. The arbitrators will be instructed to prepare in writing as promptly as practicable, and provide to the Parent and the Company Shareholder, such arbitrators’ determination, including factual findings and the reasons on which the determination was based. The decision of the arbitrators will be final, binding and conclusive and will not be subject to review or appeal and may be enforced in any court having jurisdiction over the Parties. Each party shall initially pay its own costs, fees and expenses (including, without limitation, for counsel, experts and presentation of proof) in connection with any arbitration or other action or proceeding brought under this Section 9.10, and the fees of the arbitrators shall be share equally, provided, however, that the arbitrators shall have the power to award costs and expenses in a different proportion.

(d) The arbitration shall be conducted in Miami, Florida.

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Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) SUBJECT TO Section 9.10, ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATES OF FLORIDA, IN EACH CASE LOCATED IN BROWARD COUNTY, FLORIDA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

Section 9.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that (i) provided that Parent does not terminate this Agreement pursuant to Section 7.03(c), Parent shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which Parent is entitled at law or in equity; and (ii) provided that the Company does not terminate this Agreement pursuant to Section 7.03(d), the Company shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which the Company is entitled at law or in equity. In the event that specific performance is granted to a Party pursuant to the terms and conditions herein, such Party shall also be entitled to be awarded its costs and expenses (including reasonable attorneys’ fees and expenses) incurred solely in connection with obtaining such specific performance, together with interest on such amounts from the date of the commencement of such proceeding until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date of the commencement of such proceeding. The preceding sentence will not limit the right or ability of a Party seeking specific performance to recover damages, costs or expenses, under another provision of this Agreement or of any other Transaction Document.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures appear on following pages]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

BLUE STAR FOODS CORP.

By:	/s/ Laura Anthony
Name:	Laura Anthony
Title:	Chief Financial Officer

BLUE STAR ACQUISITION, INC.

By:	/s/ Laura Anthony
Name:	Laura Anthony
Title:	Chief Executive Officer

JOHN KEELER & CO., INC. D/B/A BLUE STAR FOODS

By:	/s/ John R. Keeler
Name:	John R. Keeler
Title:	Chief Executive Officer

COMPANY SHAREHOLDER:

By:	/s/ John R. Keeler
Name:	John R. Keeler